Exhibit 10.6

Standard Pacific Corp.

Restricted Share Award Agreement

for Non-Employee Directors

This Restricted Share Award Agreement (this “Agreement”) has been entered into as of this      day of              (the “Effective Date”) by and between Standard Pacific Corp. (the “Corporation”) and «Full_Name», a non-employee member of the Corporation’s Board of Directors (the “Director”). All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Standard Pacific Corp.                      Plan (the “Plan”).

1. Award. Pursuant to Section 8 of the Plan, the Compensation Committee of the Corporation’s Board of Directors or the Board of Directors hereby grants to Director a restricted stock award (the “Award”) of              shares of common stock of the Corporation (the “Shares”). The Director irrevocably agrees on behalf of the Director and the Director’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time pursuant to the terms thereof).

2. Vesting of Shares. The Shares shall vest in full on the date of the Corporation’s first annual meeting of stockholders following the Issue Date; provided, that, Director has continuously served as a member of the Corporation’s Board of Directors since the Effective Date. Shares that do not vest shall automatically be cancelled. Notwithstanding anything contained in this Agreement to the contrary, if a Change of Control occurs the unvested portion of the Award as of the date of the Change of Control shall immediately vest.

3. Non-transferability. The Director shall not transfer, assign, encumber or otherwise dispose of the Award or any portion thereof until the Award has vested in accordance with Section 2.

4. Escrow of the Shares. The Shares will be held by the Corporation or its agent and will be released to Director following vesting. The Corporation may cancel all or any portion of the Shares without further action by the Director if the Shares do not vest or are otherwise required to be transferred back to the Corporation pursuant to the terms of this Agreement.

5. Tax Elections. The Director acknowledges that he or she (i) has received tax advice from the Director’s own advisors and has not received, and is not relying upon, any tax representations or advice from the Corporation or any representative of the Corporation, (ii) is obligated to satisfy in full any and all taxes that may be applicable to the issuance of the Shares, if the Director makes an election pursuant to Section 83(b) of the Internal Revenue Code (in which case a Section 83(b) IRS tax election form must be delivered to the IRS and the Company within 30 days of the Issue Date), or the vesting of the Shares, if such an election is not made, and (iii) that the Corporation will not withhold any amounts that may be due to taxing authorities from the Director. The Corporation does not commit and is under no obligation to structure the Award to limit the Director’s tax liability.

6. Disputes. The Corporation’s goal is to quickly resolve any disputes that may arise with its employees. Therefore, the Director and the Corporation agree that all disputes,

disagreements, claims or controversies which relate in any manner to this Agreement shall be resolved exclusively by final and binding arbitration before a single arbitrator who is a retired judge in accordance with the then existing Rules and Procedures of JAMS/Endispute (or, if JAMS/Endispute does not offer arbitration services in the applicable jurisdiction, in accordance with the then existing Rules and Regulations of the American Arbitration Association). The parties shall pay their own costs of arbitration; provided, however, that the Corporation shall pay the costs of arbitration if it is required to do so to make this arbitration provision enforceable. Any request for arbitration must be made within one-year of the date on which the dispute first arose (unless a longer period of time is required by law), or any right to bring a claim (in arbitration or otherwise) with respect to such dispute will be deemed waived by both parties. The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which provides the findings and conclusions on which the award is based. The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction.

7. Plan and Other Agreements. The provisions of the Plan are incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan controls. This Agreement and the Plan constitute the entire understanding between the Director and the Corporation regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

8. Stockholder Rights. Except as set forth herein, following the issuance of the Shares to the Director and during the period prior to vesting, the Director will have all of the rights of a stockholder of the Corporation, including, without limitation, the right to vote and to receive all dividends or other distributions with respect to the Shares.

9. No Right to Continued Service. Nothing in the Plan, in this Agreement or any other instrument executed pursuant to the Plan shall confer upon the Director any right with respect to continuance as a director of the Corporation.

10. Notices. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Corporation to:	Standard Pacific Corp. 15326 Alton Parkway Irvine, California 92618 Attention: Secretary Facsimile No.: (949) 789-1608

If to the Director, to the address or fax number set forth below the Director’s signature on this Agreement.

11. Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction or arbitrator appointed pursuant to Section 6 of this Agreement, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

12. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

13. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement including, without limitation, delivery of such duly executed certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as such other party may reasonably request.

14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

STANDARD PACIFIC CORP.

By:
Name:	Stephen J. Scarborough
Title:	Chairman & Chief Director Officer

DIRECTOR

By:
Name:	«Full_Name»
Address:	«Home_Address»

Facsimile No.:	«Fax_No»